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                                   EXHIBIT 14

                       INTERNATIONAL URANIUM CORPORATION
    CODE OF ETHICS FOR THE CHIEF EXECUTIVE OFFICER, SENIOR FINANCIAL OFFICER
                               AND OTHER OFFICERS

                       Adopted effective February 12, 2004

1. INTRODUCTION

International Uranium Corporation ("IUC") is committed to conducting its business in compliance with the law and the highest ethical standards. This Code of Ethics (the "Code") summarizes the standards that must guide the actions of IUC's Chief Executive Officer, Chief Financial Officer, Controller, persons performing similar functions and all other officers (collectively, the "Senior Officers"). While covering a wide range of business practices and procedures, this Code cannot and does not cover every issue that may arise, or every situation in which ethical decisions must be made, but rather sets forth key guiding principles of business conduct that IUC expects of its Senior Officers. This Code should be read in conjunction with IUC's other corporate polices and procedures, including those related to corporate disclosure, conflicts of interest, insider trading, and the protection of confidential information.

This Code is intended to be our Code of Ethics for Senior Officers pursuant to the provisions of Section 406 of the Sarbanes-Oxley Act of 2002 and related rules of the U.S. Securities and Exchange Commission.

2. COMPLIANCE WITH LAWS, RULES, AND REGULATIONS

IUC is strongly committed to conducting its business affairs with honesty and integrity and in full compliance with all applicable laws, rules, and regulations. No Senior Officer may commit an illegal or unethical act, or instruct or authorize others to do so, for any reason, in connection with any act, decision or activity that is or may appear to be related to his or her employment by or position with IUC.

3. CONFLICTS OF INTEREST

All Senior Officers have an obligation to act in the best interest of IUC, and should avoid any situation that presents an actual or potential conflict between their personal interests and the interests of IUC. A Senior Officer has a conflict of interest when his or her personal interests, relationships or activities, or those of a member of his or her immediate family, interfere or conflict, or even appear to interfere or conflict, with IUC's interests. A conflict of interest can arise when a Senior Officer takes an action or has a personal interest that may adversely influence his or her objectivity or the exercise of sound, ethical business judgment. Conflicts of interest can also arise when a Senior Officer, or a member of his or her immediate family, receives improper personal benefits as a result of his or her position at IUC. No Senior Officer should improperly benefit, directly or indirectly, from his or her status as a financial or other officer of IUC, or from any decision or action by IUC that he or she is in a position to influence. By way of example, a conflict of interest may arise if a Senior Officer:

      - Has a personal interest in a transaction involving IUC (other than routine investments in publicly traded companies);

      - Accepts a gift, service, payment or other benefit (other than a nominal gift) from a competitor, supplier, or customer of IUC, or any entity or organization with which IUC does business or seeks or expects to do business;

      - Lends to, borrows from, or has a material interest in a competitor, supplier, or customer of IUC, or any entity or organization with which IUC does business or seeks or expects to do business;

      - Knowingly competes with IUC or diverts a business opportunity from IUC;

      -     Uses IUC assets for other business or personal endeavors;

      - Obtains or seeks to obtain any personal benefit from the use or disclosure of information that is confidential or proprietary to IUC, or from the use or disclosure of confidential or proprietary information about another entity acquired as a result of or in the course of his or her employment with IUC;

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      -     Serves as an officer, director, employee, consultant, or in any management capacity, in an entity or organization with which IUC does business or seeks or expects to do business (other than routine business involving immaterial amounts, in which the Senior Officer has no decision-making or other role);

      - Has a material interest in an entity or organization with which IUC does business or seeks or expects to do business;

      - Knowingly acquires, or seeks to acquire an interest in property (such as real estate, patent rights, securities, or other properties) where IUC has, or might have, an interest; or

      -     Participates in a venture in which IUC has expressed an interest.

Each Senior Officer is expected to use common sense and good judgment in deciding whether a potential conflict of interest may exist. Any potential conflict should be disclosed to the Audit Committee of the Board of Directors.

4. QUALITY OF PUBLIC DISCLOSURE

IUC is committed to providing information about the Company to the public in a manner that is consistent with all applicable legal and regulatory requirements and that promotes investor confidence by facilitating fair, orderly, and efficient behavior. IUC's reports and documents filed with or submitted to securities regulators in Canada and the United States, and IUC's other public communications, must include full, fair, accurate, timely, and understandable disclosure. All employees who are involved in IUC's disclosure process, including the Senior Officers, are responsible for using their best efforts to ensure that IUC meets such requirements. Senior Officers are prohibited from knowingly misrepresenting, omitting or causing others to misrepresent or omit, material information about the Company to others, including the Company's independent auditors.

5. COMPLIANCE WITH THIS CODE AND REPORTING OF ANY ILLEGAL OR UNETHICAL BEHAVIOR

Senior Officers are expected to comply with all of the provisions of this Code. This Code will be strictly enforced and violations will be dealt with immediately, including subjecting Senior Officers to corrective and/or disciplinary action such as dismissal or removal from office. Violations of this Code that involve unlawful conduct will be reported to the appropriate authorities. Situations that may involve a violation of ethics, laws, or this Code may not always be clear and may require difficult judgment. Senior Officers who have concerns or questions about violations of laws, rules or regulations, or of this Code, should report them to the Audit Committee. The Audit Committee will have primary authority and responsibility for the enforcement of this Code, subject to the supervision of the Board of Directors. IUC encourages all directors, officers, and employees to report promptly any suspected violation of this Code to the Audit Committee. IUC will tolerate no retaliation for reports or complaints regarding suspected violations of this Code that were made in good faith. Open communication of issues and concerns without fear of retribution or retaliation is vital to the successful implementation of this Code. IUC will take such disciplinary or preventive action as it deems appropriate to address any violations of this Code that are brought to its attention.

6. WAIVERS AND AMENDMENTS

Amendments to or waivers of the provisions in this Code for IUC's Senior Officers will be promptly publicly disclosed in accordance with applicable laws and regulations.

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